Exhibit 99.1

News release

TREX COMPANY REPORTS RECORD REVENUE AND STRONG Second QUARTER 2026 RESULTS

Broad Based Volume-driven Growth Across Product Lines, Price Points and Channels

Accelerating Timing of Arkansas Expansion to Meet Increased Consumer Demand; Expected to Operate at 50% Capacity by Year End

Distribution Strategy Tracking as Expected

Additional $150M Buyback Approved

Reaffirming Recently Raised Full Year 2026 Guidance

Targeting $2 Billion in Revenue by 2030

Second Quarter Financial Highlights

•
Net sales of $418 million
•
Gross margin of 37.9%
•
Net income of $62 million and diluted earnings per share of $0.60
•
Adjusted net income of $63 million
•
Adjusted diluted earnings per share of $0.62, inclusive of $0.03 non-cash write-down
•
Adjusted EBITDA of $112 million

WINCHESTER, Va. –August 4, 2026– Trex Company, Inc. [NYSE:TREX], the world’s largest manufacturer of wood-alternative composite decking and railing, and a leader in high-performance, low-maintenance outdoor living products, today announced financial results for the second quarter of 2026.

“I’m pleased to report that Trex is delivering strong results from disciplined execution against our strategic priorities. We are returning to stronger top-line growth, while also upgrading our distribution network and accelerating the timing of our Arkansas capacity expansion to further strengthen our market position and drive long-term growth,” said Adam Zambanini, President and CEO. “At the same time, we are also seeing improved consumer demand trends, with broad-based demand across categories and price points.

“During the quarter, we saw particularly strong demand for our entry-level Trex Enhance® decking, reflecting the success of our marketing efforts to drive conversion from wood to composite decking. Wood conversion remains a key long-term growth opportunity, and the improvement in consumer demand is enabling us to accelerate the ramp-up of decking production in our Arkansas facility by more than six months to the third quarter of 2026. As our most efficient manufacturing site, Arkansas strengthens our ability to serve high-growth Sunbelt markets and supports our strategy to accelerate wood conversion.

“We also recently enhanced our distribution model. The transition is tracking to plan with inventory levels at distributors already at desired levels.

“Together, our accelerated Arkansas expansion and upgraded distribution network strengthens our competitive position, supports long-term growth, and advances our goal of achieving $2 billion in annual sales by 2030,” Mr. Zambanini said.

Q2 2026 Financial Summary

All financial results comparisons made are against the prior-year period unless otherwise noted:

Net sales increased 8% to $418 million from $388 million in the prior year period, reflecting broad-based strength across product categories, price points, and distribution channels. Growth was driven primarily by volume, with pricing contributing minimally to the increase.

Gross profit was $158 million, with gross margin of 37.9%, compared to gross profit of $158 million and gross margin of 40.8% in the prior year period. There were no adjustments to gross profit this quarter. Excluding approximately $2.7 million of adjustments, prior-year adjusted gross profit was $161 million. As anticipated, gross margin was impacted by a higher mix of railing sales, increased depreciation expense associated with the Arkansas facility, and temporary production inefficiencies driven by uneven demand patterns during the quarter, with lower utilization early in the period followed by stronger than expected order activity during the final month, driving increased utilization. We anticipate utilization to improve going forward due to strong order activity in July.

Selling, general, and administrative expenses were $67 million, representing 16.1% of net sales, compared to $56 million, or 14.4% of net sales in the prior year. Excluding digital transformation costs and Arkansas facility start-up expenses of $1.7 million in 2026 and $1.1 million in 2025,

SG&A was $66 million compared to $55 million in the prior year period. The increase primarily reflects investments in capabilities and continued investment in branding and marketing programs to accelerate consumer demand and support future growth.

Net income was $62 million, or $0.60 per diluted share, compared to net income of $76 million, or $0.71 per diluted share in the prior year. Adjusted net income was $63 million, with adjusted diluted EPS of $0.62, compared to adjusted net income of $79 million with adjusted diluted earnings per share of $0.73, in the prior-year period. Adjusted EPS includes a negative impact of approximately $0.03 related to a $5 million non-cash write-down of obsolete equipment. Adjusted EBITDA was $112 million, compared to $122 million in the prior year period.

Free cash flow for the quarter was $182 million, reflecting the seasonal benefit of working capital and lower capital expenditures as the Arkansas facility approaches full completion. During the quarter, the Company repurchased approximately $51 million in shares and repaid $130 million outstanding under its revolving credit facility. In July, the Board of Directors approved up to $150 million in share repurchases during the back half of the year, underscoring the Company's confidence in its outlook, strong cash generation, and commitment to creating long-term shareholder value.

New Developments & Recognitions

•
Named to TIME’s “America’s Best Companies 2026” list – the only decking brand recognized – ranking among the Top 100 Sustainable Engineering, Manufacturing & Medical Technology Companies for excellence in financial performance, employee satisfaction, and sustainability.

•
Increased brand visibility across premium golf, lifestyle, and outdoor living audiences through sponsorships of the American Century Championship and Golf Channel’s Big Break x Good Good.

•
Announced a strategic collaboration with Martha Stewart, featuring Trex products in the renovation of an outdoor space at her Bedford, N.Y., home, to inspire homeowners and reinforce the brand’s leadership in premium, sustainable outdoor living.

•
Named to USA Today’s “America’s Climate Leaders 2026” list – the only decking brand recognized – for measurable progress in reducing greenhouse gas emissions and continued leadership in sustainable manufacturing.

Summary & Outlook

“The combination of disciplined execution and strengthening consumer demand is translating into improved business performance and greater confidence in our outlook, supporting our recent increase to full-year 2026 net sales and adjusted EBITDA guidance,” said Prith Gandhi, Senior Vice President and CFO.

“At the same time, the accelerated ramp-up of decking production at our Arkansas facility is strengthening our foundation for future growth. As our most efficient and lowest-cost manufacturing site, Arkansas is expected to become an increasingly important driver of margin expansion as demand grows and utilization increases. The facility also provides critical capacity to support our goal of achieving $2 billion in annual sales by 2030.

“Additionally, we continue to generate significant free cash flow as our multi-year capital investment program nears completion. This financial strength allows us to reduce leverage while returning capital to shareholders through share repurchases, consistent with our disciplined and balanced capital allocation strategy,” Gandhi concluded.

The Company is reaffirming its recently raised full year 2026 guidance, shown in the table below, with revenue ranging from $1.215 billion to $1.25 billion and adjusted EBITDA ranging from $335 million to $350 million.

The Company is also providing third quarter revenue guidance in the range of $305 to $320 million.

Full Year 2026 Guidance
	Low	High
Net sales	$1.215B	$1.250B
Adjusted EBITDA	$335M	$350M
Depreciation and amortization	~$85M
SG&A	~18% of net sales
Interest expense	$8M	$10M
Effective tax rate	25.5%	27.0%
CapEx	$100M	$120M

Q3 2026 Guidance
Net sales	$305M - $320M

Trex has not provided a reconciliation of forward-looking Adjusted EBITDA to net income, the most directly comparable GAAP measure, because certain items required for such reconciliation are outside of Trex’s control and/or cannot be reasonably predicted without unreasonable efforts. The probable significance of these items cannot be determined at this time.

Conference Call & Webcast Information

Trex will hold a conference call to discuss its second quarter 2026 results on Tuesday, August 4, 2026, at 8:00 a.m. ET. To participate on the day of the call, dial 1-844-792-3734, or internationally 1-412-317-5126, approximately ten minutes before the call, and tell the operator you wish to join the Trex Company Conference Call.

A live webcast of the conference call will be available in the Investor Relations section of the Trex Company website at 2Q26 Earnings Webcast. For those who cannot listen to the live broadcast, an audio replay of the conference call will be available within 24 hours of the call on the Trex website. The audio replay will be available for 30 days.

Use of Non-GAAP Measures

The Company reports its financial results in accordance with accounting principles generally accepted in the United States (GAAP). To supplement our consolidated financial statements reported on a GAAP basis, we provide the following non-GAAP financial measures, adjusted gross profit, adjusted net income, adjusted diluted earnings per share, earnings before interest, income taxes, depreciation and amortization, adjusted EBITDA and free cash flow. Management believes these non-GAAP financial measures provide investors with additional meaningful financial information that should be considered when assessing our underlying business performance and trends. Further, management believes these non-GAAP financial measures also enhance investors’ ability to compare period-to-period financial results. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP and are not meant to be considered superior to or a substitute for our GAAP results. Our non-GAAP financial measures do not represent a comprehensive basis of accounting. Therefore, our non-GAAP financial measures may not be comparable to similarly titled measures reported by other companies. Reconciliations of these non-GAAP financial measures to GAAP information are included below. Management uses these non-GAAP financial measures in making financial, operating, compensation and planning decisions and in evaluating the Company’s performance. Disclosing these non-GAAP financial measures allows investors and management to view our operating results excluding the impact of items that are not reflective of the underlying operating performance.

Non-GAAP Reconciliation Tables

Reconciliation of GAAP Gross Profit to Adjusted Gross Profit

	Three Months Ended June 30,		Six Months Ended June 30,
TREX COMPANY, INC.	2026	2025	2026	2025
	(Unaudited)		(Unaudited)
Gross profit	$158,344	$158,132	$297,366	$295,863
Railing conversion	—	1,424	—	5,250
Arkansas start-up	—	1,281	—	1,281
Adjusted gross profit	$158,344	$160,837	$297,366	$302,394

Reconciliation of GAAP Net Income to Adjusted Net Income

	Three Months Ended June 30,		Six Months Ended June 30,
TREX COMPANY, INC.	2026	2025	2026	2025
	($ in thousands, except per share data)		($ in thousands, except per share data)
Net income	$61,876	$75,909	$123,279	$136,343
Railing conversion	-	1,424	-	5,250
Digital transformation	1,153	478	2,167	931
Arkansas start-up^	636	1,888	862	2,973
Income tax effect ^^	(469)	(982)	(796)	(2,366)
Adjusted net income	$63,196	$78,717	$125,512	$143,131

Diluted earnings per share	$0.60	$0.71	$1.19	$1.27
Adjusted diluted earnings per share	$0.62	$0.73	$1.21	$1.33

^Arkansas start-up costs for the three months ended June 30, 2026, were $636 in selling, general, and administrative expenses. Arkansas start-up costs for the six months ended June 30, 2026, were $862 in selling, general, and administrative expenses. Arkansas start-up costs for the three months ended

June 30, 2025, were $1,281 in cost of sales and $607 in selling, general, and administrative expenses.

Arkansas start-up costs for the six months ended June 30, 2025, were $1,281 in cost of sales and

$1,692 in selling, general, and administrative expenses.

^^ Income tax effect calculated using the effective tax rate for the applicable period

Reconciliation of Net Income to Adjusted EBITDA

TREX COMPANY, INC.	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
	($ in thousands)		($ in thousands)
Net income	$61,876	$75,909	$123,279	$136,343
Interest expense (income)	2,327	(77)	2,327	—
Income tax expense	21,989	26,566	44,091	47,719
Depreciation and amortization	19,367	15,807	37,738	30,057
Other expenses	4,672	—	4,672	—
Railing conversion	—	1,424	—	5,250
Digital transformation	1,153	478	2,167	931
Arkansas start-up^	636	1,888	862	2,973
Adjusted EBITDA	$112,020	$121,995	$215,136	$223,273

^Arkansas start-up costs for the three months ended June 30, 2026, were $636 in selling, general, and administrative expenses. Arkansas start-up costs for the six months ended June 30, 2026, were $862 in selling, general, and administrative expenses. Arkansas start-up costs for the three months ended

June 30, 2025, were $1,281 in cost of sales and $607 in selling, general, and administrative expenses.

Arkansas start-up costs for the six months ended June 30, 2025, were $1,281 in cost of sales and

$1,692 in selling, general, and administrative expenses.

Reconciliation of Cash from Operations to Free Cash Flow

TREX COMPANY, INC.	Three Months Ended June 30,
	2026	2025
	($ in thousands)
Net cash provided by operating activities	$214,165	$249,751
Expenditures for property, plant and equipment	(29,632)	(46,788)
Purchased intangibles	(2,690)	(4,266)
Free cash flow	$181,843	$198,697

GAAP Financial Statement Tables

TREX COMPANY, INC. Condensed Consolidated Statements of Comprehensive Income (In thousands, except share and per share data)
	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
	(Unaudited)		(Unaudited)
Net sales	$418,019	$387,801	$761,422	$727,794
Cost of sales	259,675	229,669	464,056	431,931
Gross profit	158,344	158,132	297,366	295,863
Selling, general and administrative expenses	67,480	55,734	122,997	111,801
Other expenses	4,672	-	4,672	-
Income from operations	86,192	102,398	169,697	184,062
Interest expense (income), net	2,327	(77)	2,327	-
Income before income taxes	83,865	102,475	167,370	184,062
Provision for income taxes	21,989	26,566	44,091	47,719
Net income	$61,876	$75,909	$123,279	$136,343
Basic earnings per common share	$0.60	$0.71	$1.19	$1.27
Basic weighted average common shares outstanding	102,314,156	107,227,128	103,678,673	107,204,024
Diluted earnings per common share	$0.60	$0.71	$1.19	$1.27
Diluted weighted average common shares outstanding	102,385,222	107,296,203	103,751,287	107,290,272
Comprehensive income	$61,876	$75,909	$123,279	$136,343

TREX COMPANY, INC. Condensed Consolidated Balance Sheets (In thousands, except share data) (unaudited)
	June 30,	December 31,
	2026	2025
ASSETS
Current assets:
Cash and cash equivalents	$6,475	$3,807
Accounts receivable, net	262,548	48,091
Inventories	189,644	238,665
Prepaid expenses and other assets	18,883	19,843
Total current assets	477,550	310,406
Property, plant and equipment, net	1,054,385	1,049,733
Operating lease assets	49,011	52,632
Goodwill and other intangible assets, net	35,020	31,529
Other assets	10,502	9,141
Total assets	$1,626,468	$1,453,441
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$60,659	$34,759
Accrued expenses and other liabilities	131,245	77,030
Accrued warranty	5,009	5,416
Line of credit	253,000	133,500
Total current liabilities	449,913	250,705
Deferred income taxes	85,833	85,833
Operating lease liabilities	37,803	41,755
Non-current accrued warranty	26,278	24,324
Other long-term liabilities	16,559	16,560
Total liabilities	616,386	419,177
Stockholder's Equity:
Preferred stock, $0.01 par value, 3,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.01 par value, 360,000,000 shares authorized; 141,293,260 and 141,208,139 shares issued and 101,865,035 and 105,737,266 shares outstanding at June 30, 2026 and December 31, 2025, respectively	1,413	1,412
Additional paid-in capital	159,323	155,316
Retained earnings	1,913,126	1,789,847
Treasury stock, at cost, 39,428,225 and 35,470,873 shares at June 30, 2026 and December 31, 2025, respectively	(1,063,780)	(912,311)
Total stockholders’ equity	1,010,082	1,034,264
Total liabilities and stockholders’ equity	$1,626,468	$1,453,441

TREX COMPANY, INC. Condensed Consolidated Statements of Cash Flows (In thousands)
	Six Months Ended June 30,
	2026	2025
	(unaudited)
Operating Activities
Net income	$123,279	$136,343
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	37,738	30,057
Stock-based compensation	5,474	5,247
Loss on disposal of property, plant and equipment	4,672	8
Other non-cash adjustments	(225)	234
Changes in operating assets and liabilities:
Accounts receivable	(214,457)	(202,870)
Inventories	49,021	65,439
Prepaid expenses and other assets	115	6,816
Accounts payable	32,546	23,377
Accrued expenses and other liabilities	32,420	24,802
Income taxes receivable/payable	25,157	6,286

Net cash provided by operating activities	$95,740	$95,739

Investing Activities
Expenditures for property, plant and equipment	(52,737)	(126,275)
Purchased intangibles	(4,542)	(4,901)
Proceeds from sales of property, plant and equipment	81	189
	-	-
Net cash used in investing activities	$(57,198)	$(130,987)

Financing Activities
Borrowings under line of credit	507,000	534,047
Principal payments under line of credit	(387,500)	(491,200)
Repurchases of common stock	(153,557)	(4,008)
Proceeds from employee stock purchase and option plans	621	634
Financing costs	(2,438)	6
	-	-
Net cash used in (provided by) financing activities	$(35,874)	$39,479

Net increase in cash and cash equivalents	2,668	4,231
Cash and cash equivalents at beginning of period	3,807	1,292
	-	-
Cash and cash equivalents at end of period	$6,475	$5,523

About Trex Company

For more than 30 years, Trex Company [NYSE: TREX] has invented, reinvented and defined the composite decking category. Today, the company is the world’s #1 brand of sustainable, wood-alternative decking and railing, and a leader in high performance, low-maintenance outdoor living products. Boasting the industry’s strongest distribution network, Trex sells products through more than 6,700 retail outlets across six continents. Through strategic licensing agreements, the company offers a comprehensive outdoor living portfolio that includes deck drainage, flashing tapes, LED lighting, outdoor kitchen components, pergolas, spiral stairs, fencing, lattice, cornhole and outdoor furniture – all marketed under the Trex® brand. Based in Winchester, Va., Trex is proud to have been named America’s Most Trusted® Outdoor Decking^ for the past 6 years (2021-2026). The company also holds a place on Barron’s list of the 100 Most Sustainable U.S. Companies (2024 and 2025), was named one of America’s Most Responsible Companies 2024 by Newsweek, ranked as one of the 100 Best ESG Companies by Investor’s Business Daily, and named the Sustainable Brand Leader in the decking category by Green Builder Media for the 16th consecutive year. For more information, visit Trex.com.

^Trex received the highest numerical score in the proprietary Lifestory Research 2021-2026 America’s Most Trusted® Outdoor Decking studies. Study results are based on experiences and perceptions of people surveyed. Your experiences may vary. Visit www.lifestoryresearch.com.

Forward-Looking Statements

The statements in this press release regarding the Company’s expected future performance and condition constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are subject to risks and uncertainties that could cause the Company’s actual operating results to differ materially. Such risks and uncertainties include, but are not limited to: the extent of market acceptance of the Company’s current and newly developed products, including fire-rated and PVC decking products; the costs associated with the development and launch of new products and the market acceptance of such new products; the sensitivity of the Company’s business to general economic conditions; the impact of seasonal and weather-related demand fluctuations on inventory levels in the distribution channel and sales of the Company’s products; the availability and cost of third-party transportation services for the Company’s products and raw materials; the Company’s ability to obtain raw materials, including scrap polyethylene, wood fiber, and other materials used in making our products, at acceptable prices; increasing inflation, oil prices, and tariffs in the macro-economic environment; the Company’s ability to maintain product quality and product performance at an acceptable cost; the Company’s ability to increase throughput and capacity to adequately match supply with demand; the level of expenses associated with warranty claims, product replacement and consumer relations expenses related to product quality; the highly competitive markets in which the Company operates; cyber-attacks, security breaches or other security vulnerabilities; the impact of current and upcoming data privacy laws and the EU General Data Protection Regulation and the related actual or potential costs and consequences; material adverse impacts from global public health pandemics and geopolitical conflicts, including the ongoing conflict in the Middle East and its potential effect on consumer confidence; risks associated with the Company’s digital transformation initiatives and related costs; risks associated with the startup, construction, and operational transition of the Company’s Arkansas facility; risks associated with changes to the Company's distribution model, including potential disruption to sales channels and customer relationships; and material adverse impacts related to labor shortages or increases in labor costs. Documents filed with the U.S. Securities and Exchange Commission by the Company, including in particular its latest annual report on Form 10-K and quarterly reports on Form 10-Q, discuss some of the important factors that could cause the Company’s actual results to differ materially from those expressed or implied in these forward-looking statements. The Company expressly disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Lee Coker

VP, Corporate Development & Investor Relations

540-542-6321

Eric Prouty

Casey Kotary

ADVISIRY Partners

212-750-5800

eric.prouty@advisiry.com

casey.kotary@advisiry.com